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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Biohaven Pharmaceutical Holding Company Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Tuesday, May 1, 2018

Dear Shareholder:

        The Annual Meeting of Shareholders of Biohaven Pharmaceutical Holding Company Ltd., or the Company, will be held at the Fairmont Southampton located at 101 South Shore Road, Southampton, Bermuda, on Tuesday, May 1, 2018 at 10:00 a.m. local time for the following purposes:

  1.
  To elect the Board's nominees:

  (a)
  Dr. Eric Aguiar,

  (b)
  Dr. Albert Cha and

  (c)
  Ms. Julia Gregory

    to the Board of Directors to hold office until the 2021 Annual Meeting of Shareholders.

  2.
  To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2018.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice. All shareholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 26, 2018. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders' Meeting to Be Held on May 1, 2018 at 10:00 a.m. local time at the Fairmont Southampton located at 101 South Shore Road, Southampton, Bermuda.

The proxy statement and annual report to shareholders
are available at www.proxyvote.com.

By Order of the Board of Directors,
Douglas Gray Corporate Secretary
New Haven, Connecticut March 29, 2018

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

234 Church Street
New Haven, CT 06510

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 1, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        We have sent you these proxy materials because the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd. ("Biohaven" or the "Company") is soliciting your proxy to vote at the 2018 Annual Meeting of Shareholders (the "annual meeting"), including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online.

        We intend to mail these proxy materials on or about April 5, 2018 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

        The meeting will be held on Tuesday, May 1, 2018 at 10:00 a.m. local time at the Fairmont Southampton located at 101 South Shore Road, Southampton, Bermuda. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

        Only shareholders of record at the close of business on March 26, 2018 will be entitled to vote at the annual meeting. On this record date, there were 38,607,017 common shares outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

        If on March 26, 2018 your shares were registered directly in your name with Biohaven's transfer agent, American Stock Transfer & Trust Company, LLC, or AST, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 26, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

On what matters am I voting?

        There are four matters scheduled for a vote:

  •
  Election of Directors:

•
Proposal 1(a):  Election of Dr. Eric Aguiar as a director of the Company;

•
Proposal 1(b):  Election of Dr. Albert Cha as a director of the Company;

•
Proposal 1(c):  Election of Ms. Julia Gregory as a director of the Company; and

•
Proposal 2:  Ratification of selection by the audit committee of the Board of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

What if another matter is properly brought before the meeting?

        The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        With respect to Proposals 1(a), 1(b) and 1(c), you may either vote "For" or "Against" each of the nominees to the Board or you may "Abstain" from voting for any nominee you specify.

        With respect to Proposal 2, you may for "For" or "Against" or you may "Abstain" from voting.

        The procedures for voting are:

  Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record, you may (1) vote in person at the annual meeting, (2) vote by proxy using the enclosed proxy card, (3) vote by proxy online or (4) vote by proxy by phone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

  (1)
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  (2)
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by April 30, 2018. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  (3)
  To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your online vote must be received by 11:59 p.m. ET on April 30, 2018 to be counted.

  (4)
  To vote by phone, dial toll-free 1-800-690-6903. You will be asked to provide the company number and control number from the enclosed proxy card. Your phone vote must be received by 11:59 p.m. ET on April 30, 2018 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Biohaven. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by phone or online as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each common share you own as of March 26, 2018.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record and do not vote by completing your proxy card by mail, by phone, online or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the "NYSE") deems the particular proposal to be a "routine" matter. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the NYSE, "non-routine" matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1(a), 1(b) or 1(c), but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of all three nominees for director and "For" the ratification of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may grant a subsequent proxy by phone or online.

  •
  You may send a timely written notice that you are revoking your proxy to Biohaven's Corporate Secretary at 234 Church Street, New Haven, CT 06510.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or proxy submitted by phone or online is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by Thursday, December 6, 2018 to our Corporate Secretary at 234 Church Street, New Haven, CT 06510. If you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before, the 2019 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 1, 2019 and January 31, 2019. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of our common shares that you beneficially own.

        If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our share capital that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder's understanding of the independence, or lack of independence, of the proposed nominee.

        For more information, and for more detailed requirements, please refer to our Memorandum and Articles of Association filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on May 12, 2017.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for each of the proposals to elect directors, votes "For," "Against" and any broker non-votes and abstentions, and with respect to the ratification of independent auditors, votes "For," "Against" and abstentions. For each of the Proposals, broker non-votes will have no effect and will not be counted toward the vote total for the director nominees or the ratification of the independent auditors.

What are "broker non-votes"?

        As discussed above, when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be "non-routine," the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."

How many votes are needed to approve each proposal?

        For Proposals 1(a), 1(b) and 1(c), the election of directors, any nominees receiving "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Only votes "For" or "Against" will affect the outcome with respect to these three proposals, and abstentions will have no effect.

        To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as independent auditors, must receive "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes "For" or "Against" will affect the outcome, and abstentions will have no effect.

What is the quorum requirement?

        A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if shareholders holding at least 50% of the outstanding common shares entitled to vote are present at the annual meeting in person or represented by proxy. On the record date, there were 38,607,017 shares outstanding and entitled to vote. Thus, the holders of 19,303,509 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) by mail, by phone or online or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

        The letter to shareholders, proxy statement, Form 10-K and annual report to shareholders are available at www.proxyvote.com.

PROPOSALS 1(A), 1(B) AND 1(C)

ELECTION OF DIRECTORS

        Our Board is divided into three classes and currently has seven members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's success of duly elected and qualified.

        There are three directors in the class whose term of office expires in 2018, Dr. Eric Aguiar, Dr. Albert Cha and Ms. Julia Gregory. Drs. Aguiar and Cha were previously elected by our shareholders, and Ms. Gregory was elected by the Board to fill a vacancy created by an increase in the number of directors in August 2017. If re-elected at the annual meeting, each of these nominees will serve until the 2021 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. It is the Company's policy to invite and encourage directors and nominees for director to attend the annual meeting.

        Directors are elected by a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors and which have not abstained from voting. Accordingly, for each of Proposals 1(a), 1(b) and 1(c), the nominee receiving "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the three nominees named below.

        If any of the nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead will be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

        The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to recommend that person as a nominee for director, as of the date of this proxy statement.

        The nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company's business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the broader context of the Board's overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the nominating and corporate governance committee to believe that nominee should continue to serve on the Board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Eric Aguiar, M.D.

        Dr. Aguiar, age 56, has served as a director of our company since February 2017. Dr. Aguiar has been a partner at Aisling Capital since January 2016 and prior to that was a partner at Thomas, McNerney and Partners, a healthcare venture capital and growth equity fund, since 2007. Prior to joining that firm, he was a Managing Director of HealthCare Ventures, a healthcare focused venture capital firm, from 2001 to 2007. Dr. Aguiar currently serves on the board of directors of Invitae Corporation (NYSE: NVTA). Dr. Aguiar is a member of the Board of Overseers of the Tufts School of Medicine and a member of the Council on Foreign Relations. Dr. Aguiar received his medical degree with honors from Harvard Medical School. He graduated with honors from Cornell University as a College Scholar. He was also a Luce Fellow and is a Chartered Financial Analyst. We believe that Dr. Aguiar's medical and finance background and experience as an investor in life science companies qualifies him to serve as a member of our Board.

Albert Cha, M.D., Ph.D.

        Dr. Cha, age 46, has served as a director of our company since February 2017. In 2000, Dr. Cha joined Vivo Capital, a healthcare investment firm, where he has served in various positions, and he currently serves as a managing partner. He currently serves on the boards of directors of Menlo Therapeutics, Inc. (NASDAQ: MNLO), Ascendis Pharma A/S (NASDAQ: ASND), Kalvista Pharmaceuticals (NASDAQ: KALV), and several private companies. During the past five years, he has also served as a member of the boards of directors of Aclaris Therapeutics, Inc. (NASDAQ: ACRS), Sierra Oncology (Formerly ProNai Therapeutics, Inc. (NASDAQ: SRRA), and AirXpanders, Inc. (ASX: AXP). Dr. Cha holds B.S. and M.S. degrees in Electrical Engineering from Stanford University and an M.D. degree and Ph.D. degree in Neuroscience from the University of California at Los Angeles. We believe that Dr. Cha's scientific background and experience as an investor in life science companies qualifies him to serve as a member of our Board.

Julia P. Gregory

        Ms. Gregory, age 65, has served as a director of our company since August 2017. Ms. Gregory is currently Chairman and CEO of Isometry Advisors, Inc., a biotechnology financial, strategy and management advisory firm. Ms. Gregory formerly served as Chief Executive Officer at ContraFect Corporation (NASDAQ: CFRX) from November 2013 through March 2016 and as a Member of ContraFect's Board of Directors from April 2014 through March 2016. Prior to her appointment as CEO, she served as ContraFect's Executive Vice President and Chief Financial Officer from July 2012 to November 2013. Prior to her time at ContraFect, she served as President and CEO of Five Prime Therapeutics, Inc. (NASDAQ: FPRX) from 2009 until August 2011, and as Executive Vice President, Corporate Development and Chief Financial Officer of Lexicon Pharmaceuticals, Inc. (NASDAQ: LXRX) from 2000 to 2008. Ms. Gregory has twenty years of investment banking experience, starting at Dillon, Read & Co. and subsequently at Punk, Ziegel & Company, where she served as the head of investment banking and head of its life sciences practice. Ms. Gregory has also served on the Board of Directors at The Global TB Alliance for Drug Development, The Institute for the Study of Aging, a private foundation for Alzheimer's, and Clinipace, Inc., and currently serves on the Boards of Directors of Iconic Therapeutics, Inc., a private biopharmaceutical company in San Francisco, CA, and the Sosei Group Corporation. Ms. Gregory attained a Masters of Business Administration from the Wharton School at the University of Pennsylvania, and earned her B.A. at the George Washington University. We believe that Ms. Gregory's industry leadership and expertise in strategy development and implementation, investment banking and business development qualifies her to serve as a member of our Board.

FOR PROPOSALS 1(A), 1(B) AND 1(C), THE BOARD OF DIRECTORS
RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Gregory H. Bailey, M.D.

        Dr. Bailey, age 62, has served as a director of our company since January 2014. Dr. Bailey is a co-founder and has served as managing partner of MediqVentures since January 2014, the chairman and director of Portage Biotech, Inc. (PTGEF: OTCBB) since June 2013 and a director of Portage Pharmaceuticals Limited since June 2013. He has been a managing partner of Palantir Group, Inc., a merchant bank involved in a number of biotech company startups and financings since April 2002. Dr. Bailey was a founder of SalvaRx Group Plc (LSE: SALV) and has served on its board of directors since May 2015. Dr. Bailey was also the co-founder of Ascent Healthcare Solutions, VirnetX Inc. (VHC:AMEX), Portage Biotech Inc. and DuraMedic Inc. He was the initial financier and an independent director of Medivation, Inc. (MDVN:NASDAQ), from 2005 to December 2012. Dr. Bailey served as the Managing Director and co-Head of Life Sciences at MDB Capital Group LLC from May 2004 to December 2006. Dr. Bailey practiced emergency medicine for ten years before entering finance. He received his medical degree from the University of Western Ontario. We believe that Dr. Bailey's extensive venture capital industry experience and technical background, along with his experience with public companies and biopharmaceutical companies, qualifies him to serve as a member of our Board.

John W. Childs

        Mr. Childs, age 76, has served as a director of our company since January 2014. Mr. Childs has been chairman and partner of J.W. Childs Associates, L.P., a private equity firm, since 1995. From 1991 to 1995, Mr. Childs was senior managing director of Thomas H. Lee Partners and from 1987 to 1990 was a managing director of Thomas H. Lee Partners. Prior to 1987, Mr. Childs was associated with the Prudential Insurance Company of America ("Prudential") for 17 years where he held various executive positions in the investment area, ultimately serving as senior managing director in charge of the Capital Markets Group at which time he was responsible for Prudential's approximately $77 billion fixed income portfolio, including all of the Capital Markets Group's investments in leveraged acquisitions. He is currently a director and chairman of the board of KB Wine Corporation, and serves as a director of KeyImpact Sales and Systems, Inc., Kleo Pharmaceuticals, Omax Health, J.W. Childs Asia Equities, This Realm, LLC, and SIMCOM, Inc. Mr. Childs holds a B.A. from Yale University and an M.B.A. from Columbia University. We believe that Mr. Childs' extensive operational and capital markets experience qualifies him to serve as a member of our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Vlad Coric, M.D.

        Dr. Coric, age 47, has served as our chief executive officer and director since October 2015. From January 2007 to September 2015, he served as a group director of global clinical research at Bristol-Myers Squibb Company, or BMS, focusing both in oncology global clinical research and neuroscience global clinical research. He has been involved in multiple drug development programs including marketed drugs such as Abilify (aripiprazole; partial dopamine agonist), Opdivo (nivolumab; anti-PD1), Yervoy (Ipilimumab; anti-CTLA-4), Daklinza (daclatasvir; NS5A inhibitor) and Sunvepra (asunaprevir; NS3 inhibitor). Since July 2001, Dr. Coric has also continued to serve as an associate clinical professor of psychiatry at Yale School of Medicine. He previously served as the chief of the Yale Clinical Neuroscience Research Unit and the director of the Yale Obsessive-Compulsive Disorder Research Clinic. He has served as president of the Connecticut Psychiatric Society. Dr. Coric received his M.D. from Wake Forest University School of Medicine. He completed his internship at Yale-New Haven Hospital and residency training at the Yale Psychiatry Residency Training Program, where he also served as the program-wide chief resident for the Yale Department of Psychiatry, and chief resident on the PTSD firm at the West-Haven Connecticut Veterans Administration Hospital. Dr. Coric was an

honors scholar in neurobiology and physiology at the University of Connecticut where he received a B.S. degree. We believe that Dr. Coric's operational experience with our company gained from serving as our chief executive officer, as well as his extensive experience in the biopharmaceutical industry, qualifies him to serve as a member of our Board.

Declan Doogan, M.D.

        Dr. Doogan, age 66, has served as a director of our company since its inception in September 2013. Dr. Doogan has served as the chief executive officer and director of Portage Biotech, Inc. (PTGEF: OTCBB) since June 2013, a director of Portage Pharmaceuticals Limited since July 2013, and a director of Sosei Group Corporation since June 2007. Dr. Doogan has over 30 years of industry experience in both major pharma and biotech. He was the Senior Vice-President and Head of Worldwide Development at Pfizer. He has held a number of executive positions in Pfizer in the United States, the United Kingdom and Japan. Since leaving Pfizer in 2007, he has been engaged in executive roles in small pharma. Dr. Doogan was chief medical officer and acting chief executive officer of Amarin Corporation plc (AMRN: NASDAQ). He has also been Chief Medical Officer for Prometheus Laboratories, a molecular diagnostics company in San Diego. Dr. Doogan holds a number of board appointments, principally in pharma companies, and has also held professorship at Harvard School of Public Health, Glasgow University Medical School and Kitasato University (Tokyo). Dr. Doogan received his medical degree from Glasgow University in 1975. He is a Fellow of the Royal College of Physicians and the Faculty of Pharmaceutical Medicine and holds a Doctorate of Science at the University of Kent in the UK. We believe that Dr. Doogan's extensive operational experience in the pharmaceutical and biotech industries qualifies him to serve as a member of our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        Certain phase-in periods with respect to director independence are available to us under NYSE rules. We have taken advantage of certain of these provisions and expect to continue to do so. The phase-in periods allowed us to have less than a majority of independent directors upon the listing date of our common shares, so long as our board is majority independent by May 3, 2018. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent NYSE rules, as in effect from time to time.

        Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Drs. Doogan, Aguiar and Cha and Ms. Gregory, representing four of our seven directors, are "independent directors" as defined under NYSE rules. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

        The Board has an independent chairman, Dr. Doogan, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the

Board to monitor whether management's actions are in the best interests of the Company and our shareholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

        One of the Board's key functions is informed oversight of the Company's risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

        NYSE rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During the last fiscal year, the Company's non-management directors met in executive session at least eight times, without management present, either at the end of regularly scheduled board meetings or during scheduled executive session calls. Dr. Doogan, our Board Chairman, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information from the time of the Company's initial public offering in May 2017 through December 31, 2017 for each of the Board committees.

Name	Audit Committee		Compensation Committee		Nominating & Corporate Governance Committee
Declan Doogan, M.D.	X		X		X	*
Eric Aguiar, M.D.	X	(1)	X	(3)	X
Gregory H. Bailey, M.D.					X
Albert Cha, M.D., Ph.D.	X		X	*	X
John W. Childs					X
Vlad Coric, M.D.
Julia Gregory(1)	X	*(1)	X	(3)	X	(4)
Number of meetings in 2017(2)	5		2		1

(1)
Ms. Gregory joined the Board and the audit committee in July 2017. Prior to this, Dr. Aguiar served as the chair of the audit committee. Upon Ms. Gregory's appointment to the audit committee, Dr. Aguiar resigned both as a member and as the chair of the audit committee.

(2)
Consists of meetings held from the Company's initial public offering in May 2017 through December 31, 2017.

(3)
Upon Ms. Gregory's appointment to the compensation committee in September 2017, Dr. Aguiar resigned as a member of the compensation committee.

(4)
Ms. Gregory was appointed to the nominating and corporate governance committee prior to its November 2017 meeting.

*
Committee Chair

        Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding "independence," taking into account any applicable NYSE phase-in rules, and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee consists of three directors, Ms. Gregory and Drs. Cha and Doogan. Ms. Gregory is the chair of the audit committee and our Board has determined that Ms. Gregory and Dr. Cha are each an "audit committee financial expert" as defined by SEC rules and regulations. Our Board has determined that each of the members of our audit committee is independent under New York Stock Exchange listing rules and under Rule 10A-3 under the Exchange Act. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

  •
  appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor's work and determining the independent auditor's compensation;

  •
  approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor's review of our quarterly financial statements; and

  •
  conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

Report of the Audit Committee of the Board of Directors

        The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

  Julia P. Gregory, Chair
  Declan Doogan, M.D.
  Albert Cha, M.D., Ph.D.

* The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        Our compensation committee reviews and determines the compensation of our executive officers. Our compensation committee consists of three directors, Drs. Cha, Aguiar and Doogan, each of whom is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act. Dr. Cha is the chairman of the compensation committee. Our Board has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, the New York Stock Exchange rules and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

  •
  establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full Board for approval, the chief executive officer's compensation, including incentive-based and equity-based compensation, based on that evaluation;

  •
  setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

  •
  exercising administrative authority under our stock plans and employee benefit plans;

  •
  establishing policies and making recommendations to our Board regarding director compensation;

  •
  reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

  •
  preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

        Since its formation at the time of our initial public offering in May 2017, the compensation committee met twice during the remainder of 2017. In 2018, the compensation committee plans to meet an average of once every quarter and with greater frequency if necessary, and anticipates that more meetings may be held in the second half of the year as compared to the first half in order to give additional time and consideration to compensation issues for the coming year. The agenda for each meeting is usually developed by the Chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session, without management present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser's independence; however, there is no requirement that any adviser be independent.

        During the year ended December 31, 2017, after taking into consideration the six factors prescribed by the SEC and NYSE described above, the compensation committee engaged Radford, a compensation consulting firm, as a compensation consultant. The compensation committee assessed Radford's independence and determined that Radford had no conflicts of interest in connection with its provisions of services to the compensation committee. Specifically, the compensation committee engaged Radford to evaluate the Company's executive compensation program. Radford's engagement included assisting the compensation committee with the selection of a peer group of companies for benchmarking purposes an analysis of the Company's existing executive compensation, including its equity incentive plan and option granting practices, and an analysis of the Company's director compensation policy. In April 2017, Radford presented the compensation committee with data about the compensation paid by the our peer group of companies and other employers who we believe compete with us for executives, updated the compensation committee on new developments in areas that fall within the compensation committee's jurisdiction and advised the compensation committee regarding all of its responsibilities. Our management did not have the ability to direct Radford's work.

        Historically, the compensation committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth quarter of the year. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer with respect to individual employee performance. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of five directors, Drs. Doogan, Aguiar, Bailey and Cha and Mr. Childs. Dr. Doogan is the chairman of the nominating and corporate governance committee. Subject to our compliance with the phase-in provisions below, our Board has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the New York Stock Exchange standards and SEC rules and regulations. A majority of the members of our nominating and corporate governance committee satisfy the applicable independence requirements of the NYSE. We are permitted to phase in our compliance with the independent nominating and corporate governance committee requirements of the NYSE, which requires all members to be independent within one year of listing. We will comply with the phase-in requirements of the NYSE rules, and within one year of our listing on the NYSE, all members of our nominating and corporate governance committee will be independent under NYSE rules. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include:

  •
  assessing the need for new directors and identifying individuals qualified to become directors;

  •
  recommending to the Board the persons to be nominated for election as directors and to each of the board's committees;

  •
  assessing individual director performance, participation and qualifications;

  •
  developing and recommending to the board corporate governance principles;

  •
  monitoring the effectiveness of the board and the quality of the relationship between management and the board; and

  •
  overseeing an annual evaluation of management's and the board's performance.

        The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's shareholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the nominating and corporate governance committee typically considers age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

        In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. Beginning in 2018, the nominating and corporate governance committee will also take into account the results of the Board's self-evaluation, which will be conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The nominating and corporate governance committee will consider director candidates recommended by shareholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Corporate Secretary, Biohaven Pharmaceutical Holding Company Ltd., 234 Church Street, New Haven, CT 06510, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year's annual meeting of shareholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating shareholder is a beneficial or record holder of our share capital and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Biohaven Pharmaceutical Holding Company Ltd., 234 Church Street, New Haven, CT 06510, Attn: Corporate Secretary. Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent and the number and class of shares of our share capital that are owned beneficially by the shareholder as of the date of the communication.

        These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the audit committee.

        Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Biohaven Pharmaceutical Holding Company Ltd., 234 Church Street, New Haven, CT 06510. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS

        We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.biohavenpharma.com. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

CORPORATE GOVERNANCE GUIDELINES

        In April 2017, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available on our website at www.biohavenpharma.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The audit committee of the Board has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Memorandum and Articles of Association nor other governing documents or law require shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

        To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as independent auditors, must receive "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016 by PricewaterhouseCoopers LLP, our principal accountant.

	Year Ended December 31,
	2017	2016
Audit Fees	$2,147,018	$950,485
Audit-Related Fees	51,000	60,000
Tax Fees	164,642	348,046
Other Fees	900	—

Total Fees	$2,363,560	$1,358,531

        All fees described above were pre-approved by the audit committee.

        Audit Fees include fees billed for the fiscal year shown for professional services for the audit of the Company's annual financial statements, quarterly reviews, and review of the Company's registration statements and other SEC filings. Fees related to the audit of the Company's annual financial statements for 2015 and 2014 are included in the fees for the year ended December 31, 2016, as those services were performed and billed collectively.

        Audit-Related Fees include the audit of the financial statements and a quarterly review in 2016, and review of Form 8-K's and related Pro-Forma financial statements associated with the stand-alone financial reporting of the Company's equity method investee, Kleo Pharmaceuticals Inc.

        Tax Fees include all services performed for tax return and related compliance services, research and development credit studies, international tax planning and tax opinions related to the Company's status as a passive foreign investment company. Fees related to services performed for the 2015 and 2014 tax returns are included in the fees for the year ended December 31, 2016, as those services were performed and billed collectively.

        Other Fees are fees for access to software related to accounting guidance provided by the Principal Accountant.

PRE-APPROVAL POLICIES AND PROCEDURES

        The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent auditors, PricewaterhouseCoopers LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related, tax and other services up to specified amounts. Pre-approval may also be given as part of the audit committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee's members, but the decision must be reported to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 2.

 EXECUTIVE OFFICERS

        The following table sets forth information concerning our executive officers:

Name	Age	Position
Vlad Coric, M.D.	47	Chief Executive Officer and Director
Robert Berman, M.D.	55	Chief Medical Officer
James Engelhart	54	Chief Financial Officer
John Tilton	50	Chief Commercial Officer
Charles Conway, Ph.D.	56	Chief Scientific Officer
Kimberly Gentile	52	Vice President of Operations

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        The following sets forth certain information with respect to our executive officers who are not directors:

Robert Berman, M.D.

        Dr. Berman has served as our chief medical officer since November 2015. From December 2013 to November 2015, he served as president of Biohaven Medical Services LLC and, prior to that, served as a group director of global clinical research at BMS from September 2003 to November 2013. Prior to his time at BMS, Dr. Berman was an associate director of clinical sciences, early development at Pfizer from November 2000 to September 2003. Since October 2012, Dr. Berman has also continued to serve as an adjunct professor of psychiatry at Yale University of Medicine. Dr. Berman received his B.A. in molecular biophysics and biochemistry from Yale University and his M.D. from Mount Sinai School of Medicine of New York University.

James Engelhart

        Mr. Engelhart has served as our chief financial officer since May 2016. Prior to this, from August 2014 to May 2016, he served as executive director of finance, Americas for Alexion Pharmaceuticals, Inc., and from March 2006 to July 2014, he served as a finance director for Energizer Holdings, Inc. From May 1998 to March 2006, Mr. Engelhart served in increasingly senior finance roles for BMS and held finance roles in R&D Operations and International Operations at Schering-Plough from 1992 to 1998. Mr. Engelhart started his career as an auditor with Coopers & Lybrand LLP from 1986 through 1991. Mr. Engelhart received his B.S. in accounting from Villanova University and is a CPA (inactive).

John Tilton

        Mr. Tilton has served as our chief commercial officer since April 2016. Prior to this, from November 2006 to March 2016, he served in increasingly senior marketing and business roles with Alexion Pharmaceuticals, Inc., including serving as its executive director, global sales and marketing operations from January 2011 to March 2016. Prior to Alexion Pharmaceuticals, Mr. Tilton served as a director, division operations at Pfizer Inc., or Pfizer, from August 2005 to November 2006, as a regional sales manager for Agouron Pharmaceuticals from November 1999 to August 2005 and as division manager at Sanofi from 1993 to 1999. Mr. Tilton received his BSBA in finance from the University of South Carolina—Columbia.

Charles Conway, Ph.D.

        Dr. Conway has served as our chief scientific officer since January 2017. From January 2000 to January 2017, he held positions of increasing responsibility in drug discovery at BMS, most recently serving as associate director—biology analytics. Dr. Conway led BMS's biology program efforts working on the CGRP antagonist program for over 10 years and was part of the full development team advancing rimegepant into the clinic. Dr. Conway has extensive experience in the field of pain research and is an inventor on three granted U.S. patents for the treatment of pain. Prior to his time at BMS, Dr. Conway was a postgraduate research anesthesiologist at the University of California San Diego. Dr. Conway received his B.S. in experimental psychology from the University of Central Missouri and his Ph.D. in neuroscience from the University of California Santa Barbara.

Kimberly Gentile

        Ms. Gentile has served as our vice president, clinical operations since February 2014. Before coming to Biohaven, Ms. Gentile served as associate director, project manager, global clinical operations at BMS from 2000 to February 2014. Prior to this, she was a senior clinical trial manager at SCIREX Corporation from 1996 to June 2000. Ms. Gentile received her B.S. in Psychology from Salem State University.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common shares as of March 15, 2018 for:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common shares;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        The percentage ownership information is based upon 38,607,017 common shares outstanding as of March 15, 2018. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include common shares issuable pursuant to the exercise of stock options or warrants that are exercisable on or before May 14, 2018, which is 60 days after March 15, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Biohaven Pharmaceutical Holding Company Ltd., 234 Church Street, New Haven, CT 06510.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Shareholders:
Perceptive Life Sciences Master Fund, Ltd.(1)	2,590,049	6.7%
Entities affiliated with Vivo Capital Fund VII, L.P.(2)	2,049,545	5.3%
Executive Officers and Directors:
Vlad Coric, M.D.(3)	1,526,250	3.9%
Robert Berman, M.D.(4)	1,390,050	3.6%
James Engelhart(5)	168,456	*
John Tilton(6)	73,208	*
Charles Conway, Ph.D.(7)	33,500	*
Kimberly Gentile(8)	80,500	*
Eric Aguiar, M.D.(8)	25,000	*
Gregory H. Bailey, M.D.(9)	2,936,451	7.5%
Albert Cha, M.D., Ph.D.(10)	2,001,818	5.2%
John W. Childs(11)	3,537,088	9.1%
Declan Doogan, M.D.(12)	2,281,165	5.8%
Julia Gregory	—	—
All current directors and executive officers as a group (12 persons)(13)	14,053,486	34.2%

(1)
This information has been obtained from Perceptive Life Sciences Master Fund, Ltd. Perceptive Advisors LLC is the general partner of Perceptive Life Sciences Master Fund, Ltd. The managing member of Perceptive Advisors LLC is Joseph Edelman. The principal business address of Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York NY 10003.

(2)
This information has been provided by Vivo Capital VIII, LLC ("Vivo GP"), which is the general partner of both Vivo Capital Fund VIII, L.P. ("VCF") and Vivo Capital Surplus Fund VIII, L.P. ("VCSF"). Shares beneficially owned consist of (i) 1,800,866 common shares held by VCF and (ii) 248,679 common shares held by VCSF. The voting members of Vivo GP are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. Albert Cha is also a member of our board of directors. The principal business address of VCF is 505 Hamilton Avenue, Suite 207, Palo Alto, CA 94301.

(3)
Consists of (i) 550,000 common shares held by The Vladimir Coric Family Trust 2013, (ii) 550,000 common shares held by The Vladimir Coric Marital Trust 2013 and (iii) 426,250 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(4)
Consists of (i) 597,000 common shares held by The Berman Family Trust 2013, (ii) 432,000 common shares held by The Berman Marital Trust 2013, (iii) 50 shares held by Dr. Berman's family member and (iv) 361,000 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(5)
Consists of (i) 2,500 common shares and (ii) 165,956 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(6)
Consists of (i) 1,614 common shares held by JET Ventures LLC, of which Mr. Tilton is a managing member and (ii) 71,594 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(7)
Consists of (i) 4,000 common shares and (ii) 29,500 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(8)
Consists of common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(9)
Consists of (i) 2,475,101 common shares, (ii) 353,850 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018 and (iii) 107,500 common shares underlying an immediately exercisable warrant.

(10)
Consists of (i) 25,000 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018 and (ii) the shares described in Footnote 2 above.

(11)
Consists of (i) 3,075,738 common shares, (ii) 353,850 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018 and (iii) 107,500 common shares underlying an immediately exercisable warrant.

(12)
Consists of (i) 1,859,915 common shares and (ii) 421,250 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018.

(13)
Consists of (i) 11,524,736 common shares, (ii) 2,313,750 common shares underlying options that are vested and exercisable within 60 days of March 15, 2018 and (iii) 215,000 common shares underlying immediately exercisable warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except (i) Dr. Aguiar, Dr. Conway and Ms. Gentile each filed a late Form 4 with respect to options granted by the Board on September 5, 2017; the Form 4s were filed on September 12, 2017 and (ii) Dr. Berman filed a late Form 4 with respect to shares sold pursuant to his Rule 10b5-1 trading plan on December 11, 2017; his Form 4 was filed on December 14, 2017.

 EXECUTIVE COMPENSATION

        We became a public company in May 2017, and we are currently an emerging growth company. As an emerging growth company, we are subject to the scaled reporting rules applicable to emerging growth companies. The following section describes, under the scaled reporting rules applicable to emerging growth companies, the compensation we paid to our named executive officers for 2017. Our named executive officers for 2017 include our principal executive officer and our two other most highly compensated executive officers in 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)(2)		Bonus ($)(2)(5)		Option Awards ($)(7)	All Other Compensation ($)(8)	Total ($)
Vlad Coric, M.D.	2017	420,892		337,500		3,086,473	10,800	3,855,665
Chief Executive Officer	2016	350,000		245,000		189,428	—	784,428
James Engelhart	2017	327,003		178,500		1,991,700	13,080	2,510,283
Chief Financial Officer	2016	222,592	(3)	137,025		118,298	4,908	482,823
Charles Conway, Ph.D.	2017	305,883	(4)	191,900	(6)	1,118,433	9,932	1,626,148
Chief Scientific Officer

(1)
Salary amounts represent actual amounts paid for the indicated year. See "—Narrative to Summary Compensation Table—Annual Base Salary" for a description of adjustments to base salaries made during the year.

(2)
These amounts were paid to the executive by Biohaven Pharmaceuticals, Inc., which, as of December 31, 2016, is our wholly owned subsidiary.

(3)
This amount includes $27,400 paid to Mr. Engelhart for the consulting services he provided to us prior to becoming a full-time employee and executive officer of our company on May 2, 2016. The remaining amount of $195,192 is the pro-rated amount of Mr. Engelhart's base salary with respect to his services as our chief financial officer for the remainder of 2016.

(4)
This amount includes $5,875 paid to Dr. Conway for the consulting services he provided to us in 2017 prior to becoming a full-time employee and executive officer of our company on January 11, 2017. The remaining amount of $300,008 is the pro-rated amount of Dr. Conway's base salary with respect to his services as our chief scientific officer for the remainder of 2017.

(5)
The amounts reflect the discretionary bonuses paid for performance during 2016 and 2017, as discussed further below under "—Narrative to Summary Compensation Table—Annual Bonus."

(6)
This amount includes $26,000 paid as a sign-on bonus when Dr. Conway joined our company in January 2017.

(7)
The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing the stock option awards are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(8)
The amounts consist of company contributions to the executive officer's account under our 401(k) plan.

NARRATIVE TO SUMMARY COMPENSATION TABLE

        We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and promote a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

        Our Board has historically determined our executives' compensation and, since our initial public offering, or IPO, has done so after receiving recommendations from our compensation committee. Our compensation committee typically reviews and discusses management's proposed compensation with our chief executive officer for all executives other than our chief executive officer. Based on those discussions and after receiving recommendations from the compensation committee, our Board, in its discretion and without members of management present, discusses and ultimately approves the compensation of our executive officers.

        In 2017, the compensation committee retained Radford, a compensation consulting firm, to evaluate our executive compensation program. Radford's engagement included assisting the compensation committee with the selection of a peer group of companies for benchmarking purposes an analysis of our existing executive compensation, including our equity incentive plan and option granting practices, and an analysis of our director compensation policy. In April 2017, Radford presented the compensation committee with data about the compensation paid by our peer group of companies and other employers who we believe compete with us for executives, updated the compensation committee on new developments in areas that fall within the compensation committee's jurisdiction and advised the compensation committee regarding all of its responsibilities. In general, our compensation committee seeks to target our named executive officers' base salaries, total cash compensation and equity compensation to be at or near the median of similarly situated executive officers of companies in our peer group, but also giving employees the opportunity to earn more than the target bonus compensation based on outstanding effort and performance. The compensation consultant serves at the pleasure of the compensation committee rather than us, and the compensation consultant's fees are approved by the compensation committee.

Annual Base Salary

        We and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into employment agreements with Dr. Coric and Mr. Engelhart, and Biohaven Pharmaceuticals, Inc. has entered into an offer letter with Dr. Conway, each of which establish annual base salaries, which are generally determined, approved and reviewed periodically by our Board in order to compensate our named executive officers for the satisfactory performance of duties to our company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Historically, base salaries for our named executive officers were generally set by our Board at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the base salaries for each of our named executive officers during 2016 and 2017.

        The 2016 base salaries became effective on January 1, 2016. The initial 2017 base salaries (the "Initial Base Salary") became effective on January 1, 2017 and were increased effective as of the completion of our IPO (the "Post-IPO Base Salary"). Our compensation committee is generally responsible for recommending to the Board for its approval the base salaries for our executive officers.

Name	2016 Annual Base Salary ($)	2017 Initial Base Salary ($)(3)	2017 Post-IPO Base Salary ($)(4)
Vlad Coric, M.D.	350,000	364,000	450,000
James Engelhart(1)	290,000	301,600	340,000
Charles Conway, Ph.D.(2)	—	275,000	316,000

(1)
Mr. Engelhart became an executive officer as of May 2, 2016. His 2016 base salary was pro-rated accordingly.

(2)
Dr. Conway became an executive officer as of January 11, 2017. His 2017 base salary was pro-rated accordingly.

(3)
These amounts represent the executive officers' base salaries effective January 1, 2017 (or, with respect to Dr. Conway, January 11, 2017 when he became an executive officer) and continued in effect until the completion of our IPO in May 2017.

(4)
In April 2017, our Board approved increases in the annual base salaries of our executive officers which became effective in May 2017 at the time of the completion of our IPO. These amounts represent the increased base salary for each named executive officer.

Annual Bonus

        We seek to motivate and reward our executive officers for achievements relative to our corporate goals and expectations for each fiscal year. Dr. Coric and Mr. Engelhart each have a target bonus opportunity as specified in the officer's respective employment agreement with Biohaven Pharmaceuticals, Inc., defined as a percentage of his annual salary. Dr. Conway's target bonus for 2017 was determined by the Board, upon recommendation by the compensation committee. For 2017, the target bonuses were as follows:

Name	2017 Target Bonus (% of Salary)
Vlad Coric, M.D	50
James Engelhart	35
Charles Conway, Ph.D.	35

        After determining each named executive officer's target bonus, the Board, upon the recommendation of the compensation committee, took into account individual performance factors, in the form of percentages, suggested by the chief executive officer to take into account each individual's contributions and accomplishments during the year. After applying the individual performance factor, the Board, upon the recommendation of the compensation committee and in its sole discretion, determined to award the following bonuses to each of our named executive officers in December 2017:

Name	2017 Bonus ($)
Vlad Coric, M.D.	337,500
James Engelhart	178,500
Charles Conway, Ph.D.	165,900

Long-Term Incentives

        Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our executive officers. Prior to our IPO, our Board was responsible for approving equity grants, although following the completion of our IPO, our compensation committee became generally responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

        Prior to our IPO, we granted all equity awards pursuant to the 2014 Equity Incentive Plan, or the 2014 Plan. Following our IPO, we have granted all equity awards pursuant to our 2017 Equity Incentive Plan, or the 2017 Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a common share on the date of the grant of such award.

2017 Equity Grants

  January 2017

        In December 2016, our Board approved a grant to Dr. Conway, effective upon his commencement of employment, of an option to purchase 54,000 common shares at an exercise price of $9.29 per share, which was the fair market value of a common share on the date of grant, as determined by our Board. This grant was made on January 11, 2017, the day Dr. Conway became an executive officer. The shares underlying this option vested as to 25% of the shares on the date of grant, with the remainder vesting in three equal installments on December 15, 2017, 2018 and 2019, subject to Dr. Conway's continued service as of each applicable vesting date, and will fully vest upon a change in control.

        In January 2017, our Board awarded an option to Mr. Engelhart to purchase 118,792 common shares at an exercise price of $9.29 per share, which was the fair market value of a common share on the date of grant, as determined by our Board. The shares underlying this option vested as to 50% of the shares on January 31, 2017, with the remainder vesting in two equal installments on January 31, 2018 and 2019, subject to Mr. Engelhart's continued service as of each applicable vesting date, and will fully vest upon a change in control

  April 2017

        In April 2017, our Board awarded the following options to purchase common shares to our named executive officers under the 2014 Plan:

Name	Number of Common Shares Underlying Option
Vlad Coric, M.D.	40,000
James Engelhart	40,000
Charles Conway, Ph.D.	5,000

        Each of these options has an exercise price of $10.82 per share, which was the fair market value of a common share on the date of grant, as determined by our Board. Twenty-five percent of the shares underlying each option vested on the date of grant and the remaining shares vest in three equal installments on each of the first, second and third anniversaries of the date of grant, subject to such officer's continued service at each vesting date, and will fully vest on a change in control.

  September 2017

        In September 2017, our Board awarded an option to Dr. Conway to purchase 10,000 common shares at an exercise price of $37.54 per share, which was the closing price of a common share on the date of grant. The shares underlying this option vest in four equal installments on September 5, 2018, 2019, 2020 and 2021, subject to Dr. Conway's continuous service at each vesting date, and will fully vest upon a change of control.

  December 2017

        In December 2017, our Board awarded the following options to purchase common shares to our named executive officers under the 2017 Plan:

Name	Number of Common Shares Underlying Option
Vlad Coric, M.D.	200,000
James Engelhart	78,264
Charles Conway, Ph.D.	42,612

        Each of these options has an exercise price of $20.79 per share, which was the closing price of a common share on the date of grant. The shares underlying each option vest in four equal installments on December 7, 2018, 2019, 2020 and 2021, subject continuous service at each vesting date, and will fully vest upon a change of control.

Other Compensation and Benefits

        Except for the benefits described above, we do not provide tax gross-ups, perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for life, medical and dental insurance for all of our employees, including our named executive officers. We also sponsor a tax-qualified 401(k) retirement plan in which our eligible employees are entitled to participate. We match contributions by our employees, including our named executive officers, to our 401(k) plan.

Employment Agreements

        We and our wholly owned subsidiary, Biohaven Pharmaceuticals, Inc., have each entered into employment agreements with Dr. Coric and Mr. Engelhart. Each of these employment agreements provides for an initial three-year term of employment, with automatic one-year renewal periods, unless either party provides notice of non-renewal at least 90 days before the renewal date. Biohaven Pharmaceuticals, Inc. has entered into an offer letter with Dr. Conway. Each named executive officer's employment is "at-will" and may be terminated at any time by us or Biohaven Pharmaceuticals, Inc., respectively and as applicable, or by the executive. For a discussion of the severance pay and other benefits provided in connection with a termination of employment of our named executive officers, please see "—Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT END OF 2017

        The following table provides information about outstanding stock options held by each of our named executive officers as of December 31, 2017. None of our named executive officers held any other equity awards as of December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Vlad Coric, M.D.	250,000	—		0.61	11/25/2024
	75,000	25,000	(1)	5.60	10/22/2025
	56,250	18,750	(1)	5.60	10/22/2025
	25,000	25,000	(2)	9.29	12/14/2026
	10,000	30,000	(3)	10.82	04/05/2027
	—	19,240	(4)	20.79	12/06/2027
	—	180,760	(4)	20.79	12/06/2027
James Engelhart	32,500	—		0.61	11/25/2024
	18,750	6,250	(1)	5.60	10/22/2025
	15,612	15,613	(2)	9.29	12/14/2026
	59,396	59,396	(5)	9.29	01/30/2027
	10,000	30,000	(3)	10.82	04/05/2027
	—	19,240	(4)	20.79	12/06/2027
	—	59,024	(4)	20.79	12/06/2027
Charles Conway, Ph.D.	27,000	27,000	(6)	9.29	12/14/2026
	1,250	3,750	(3)	10.82	04/05/2027
	—	10,000	(7)	37.54	09/05/2027
	—	1,180	(4)	20.79	12/06/2027
	—	41,432	(4)	20.79	12/06/2027

(1)
The unvested shares underlying this option vest on October 23, 2018, subject to the executive's continuous service as of such date.

(2)
The unvested shares underlying this option vest in two equal installments on December 15, 2018 and 2019, subject to the executive's continued service as of each applicable vesting date.

(3)
The unvested shares underlying this option vest in three equal installments on April 5, 2018, 2019 and 2020, subject to the executive's continued service as of each applicable vesting date.

(4)
The unvested shares underlying this option vest in four equal installments on December 7, 2018, 2019, 2020 and 2021, subject to the executive's continued service as of each applicable vesting date.

(5)
The unvested shares underlying this option vest in two equal installments January 31, 2018 and 2019, subject Mr. Engelhart's continued service as of each applicable vesting date.

(6)
The unvested shares underlying this option vest in two equal installments on December 15, 2018 and 2019, subject to Dr. Conway's continued service as of each applicable vesting date.

(7)
The unvested shares underlying this option vest in four equal installments on September 5, 2018, 2019, 2020 and 2021, subject to Dr. Conway's continuous service as of each applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        We have entered into employment agreements with each of Dr. Coric and Mr. Engelhart, and have entered into an offer letter with Dr. Conway. Pursuant to their respective employment agreements, Dr. Coric and Mr. Engelhart are each entitled to severance payments if his employment is terminated under specified circumstances. Dr. Conway is not entitled to severance on a termination of his employment.

Employment Agreements with Biohaven Pharmaceutical Holding Company Ltd.

        Under the employment agreements between us and each of Dr. Coric and Mr. Engelhart, if we terminate the executive's employment or fail to elect the executive to his respective officer position, or if the executive's employment is terminated due to death or disability, or if the executive terminates his employment for "Good Reason," the executive is entitled to a lump sum severance payment in the amount of $350,000 for Dr. Coric and $290,000 for Mr. Engelhart, and all stock options held by the executive will be deemed to be fully vested and exercisable on the termination date, and the executive may exercise such stock options for a period of two years following the termination date (or if earlier, the end of the term of the option). These severance payments are in addition to any severance payments due to the named executive officers under their agreements with Biohaven Pharmaceuticals, Inc.

Employment Agreements with Biohaven Pharmaceuticals, Inc.

        Under the amended employment agreements between Biohaven Pharmaceuticals, Inc. and each of Dr. Coric and Mr. Engelhart, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without "just cause," due to death or disability, or if the executive terminates his employment for "Good Reason," each in the absence of a "Change in Control," the executive is entitled to receive severance payments, in equal monthly installments at the applicable base salary rate in effect on the first day of the calendar month immediately preceding the termination date, for 15 months following termination for Dr. Coric and for 12 months following termination for Mr. Engelhart. In addition, upon such termination, each executive is entitled to continued health and life insurance coverage during the period during which the executive receives severance payments, reduced to the extent the executive receives comparable benefits elsewhere during the period. Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.

        Under the amended employment agreements between Biohaven Pharmaceuticals, Inc. and each of Dr. Coric and Mr. Engelhart, if the executive's employment with Biohaven Pharmaceuticals, Inc. is terminated without "just cause" (not due to death or disability), or if the executive terminates his employment for "Good Reason," each within 12 months following a "Change in Control," the executive will be entitled to receive severance payments, at the applicable base salary rate in effect, and bonus at the full target bonus percentage, in equal monthly installments on the first day of the calendar month immediately preceding the termination date, for 18 months following termination for Dr. Coric and for 12 months following termination of Mr. Engelhart. In addition, upon such termination, each executive is entitled to continued health and life insurance coverage during the period during which the executive receives severance payments, reduced to the extent the executive receives comparable benefits elsewhere during the severance period, all time-based vesting equity awards held by the executive as of the date of his termination will be deemed to be fully vested and exercisable on the termination date, and the executive may exercise such awards for the period set forth in his award agreement plus an additional 12 months following the termination date (or if earlier, the end of the term of the award). Upon termination due to disability, the amount of severance paid to the executive is reduced by any disability benefits the executive receives under Biohaven Pharmaceuticals, Inc.'s disability insurance policies.

        For purposes of these agreements, "just cause" means the executive's gross negligence, willful misconduct, conviction for a felony (including the entry of a plea of nolo contendere) for illegal or criminal behavior in carrying out his duties as required under the terms of his employment agreement.

        For purposes of these agreements, "Good Reason" means the occurrence of any of the following events without the executive's consent: (1) a material reduction in the executive's base salary; (2) a material reduction in the executive's duties, authority and responsibilities relative to the executive's duties, authority, and responsibilities in effect immediately prior to such reduction; (3) the relocation of the executive's principal place of employment, without the executive's consent, in a manner that lengthens his one-way commute distance by 50 or more miles from his then-current principal place of employment immediately prior to such relocation; (4) any material breach of the employment agreement by the applicable of us, Biohaven Pharmaceuticals, Inc. or successors to either entity; or (5) the liquidation, dissolution, merger, consolidation or reorganization of the applicable of us or Biohaven Pharmaceuticals, Inc. or transfer of all or a significant portion of the business and/or assets of either entity, unless the successor or successors shall have assumed all duties and obligations applicable to us or Biohaven Pharmaceuticals, Inc. under the employment agreement; provided, however, that, any such termination by the executive shall only be deemed for Good Reason if: (a) the executive gives the applicable of us or Biohaven Pharmaceuticals, Inc. written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) the applicable of us or Biohaven Pharmaceuticals, Inc. fails to remedy such condition(s) within thirty (30) days following receipt of the written notice; (c) the applicable of us or Biohaven Pharmaceuticals, Inc. has not, prior to receiving such notice from the executive, already informed the executive that his employment with the applicable of us or Biohaven Pharmaceuticals, Inc. is being terminated and (d) the executive voluntarily terminates his employment within 30 days following the end of the 30-day cure period.

        The severance payments described above are in addition to any severance payments due to the named executive officers under their employment agreements with us.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

        The following table shows for the fiscal year ended December 31, 2017 certain information with respect to the compensation of all non-employee directors of the Company. Dr. Coric, our chief executive officer, is also a director but did not receive any additional compensation for his services as a director. Dr. Coric's compensation is set forth

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)
Declan Doogan, M.D.	42,500	205,270	(3)	247,770
Eric Aguiar, M.D.	19,375	136,846	(4)	156,221
Gregory H. Bailey, M.D.	16,875	136,846	(4)	153,721
Albert Cha, M.D., Ph.D.	25,625	136,846	(4)	162,471
John W. Childs	16,875	136,846	(4)	153,721
Julia Gregory	22,396	575,124	(5)	597,520

(1)
Prior to the completion of our IPO in May 2017, we did not pay cash compensation to our directors for service on our Board. The amounts in the table reflect pro-rated amounts from the time of our IPO through the end of the year or, in the case of Ms. Gregory, from the time of her election to the Board in August 2017 through the end of the year.

(2)
This column reflects the full grant date fair value for awards granted during the year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing the stock option awards are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)
On April 6, 2017, Dr. Doogan received an option grant to purchase 30,000 common shares at an exercise price of $10.82 per share. The shares underlying this option vested as to 25% of the shares on the date of grant, with the remainder vesting in three equal installments on the first, second and third anniversaries of the grant date, subject to Dr. Doogan's continued service as of each applicable vesting date.

(4)
On April 6, 2017, Drs. Aguiar, Bailey and Cha and Mr. Childs each received an option grant to purchase 20,000 common shares at an exercise price of $10.82 per share. The shares underlying each option vested as to 25% of the shares on the date of grant, with the remainder vesting in three equal installments on the first, second and third anniversaries of the grant date, subject to the director's continued service as of each applicable vesting date.

(5)
On August 2, 2017, Ms. Gregory received an option grant to purchase 36,000 common shares at an exercise price of $23.63 per share. The shares underlying this option vest in three equal installments on August 2, 2018, 2019 and 2020, subject to Ms. Gregory's continuous service with the issuer at each vesting date.

Narrative to Director Compensation Table

Annual Cash Compensation

        Under our director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board. The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

Annual Board Service Retainer
All non-employee directors	$35,000
Non-executive Chairman of the Board (in addition to non-employee director service retainer above)	$30,000
Annual Committee Member Service Retainer
Member of the Audit Committee	$7,500
Member of the Compensation Committee	$5,000
Member of the Nominating & Corporate Governance Committee	$3,750
Annual Committee Chair Service Retainer
(in addition to Committee Member Service Retainer above):
Chair of the Audit Committee	$7,500
Chair of the Compensation Committee	$5,000
Chair of the Nominating & Corporate Governance Committee	$3,750

        We also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Annual Equity Compensation

        The equity compensation set forth below is granted under the 2017 Plan. All stock options granted under this plan and the director compensation policy are nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2017 Plan) of the underlying common shares on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2017 Plan).

  Initial Equity Grant

        On (a) the Effective Date, for each non-employee director who is serving on the Board as of such date, or (b) the date of the non-employee director's initial election to the Board, for each non-employee director who is first elected to the Board following the Effective Date (or, if either such date in (a) or (b) is not a market trading day, the first market trading day thereafter), the non-employee director will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase 36,000 common shares. The common shares subject to each stock option will vest in three equal annual installments, beginning on the first anniversary of the grant date, subject to the non-employee director's Continuous Service (as defined in the 2017 Plan) through each such vesting date.

  Annual Equity Grant

        On the date of each annual shareholder meeting held after the Effective Date, each non-employee director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or compensation committee of the Board, granted a stock option to purchase 18,000 common shares. The shares subject to each stock option will vest in full on the earlier of (a) the first anniversary of the applicable annual shareholder meeting at which the option was granted or (b) the date of the annual shareholder meeting following the annual shareholder meeting at which the option was granted, in each case subject to the non-employee director's Continuous Service (as defined in the 2017 Plan) through such vesting date.

        Our director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors' interests with those of our shareholders.

Non-Employee Director Equity Outstanding at 2017 Year End

        The following table provides information about outstanding stock options and warrants held by each of our non-employee directors as of December 31, 2017.

Name	Option Awards		Guarantor Warrants(5)
Declan Doogan, M.D.	505,000	(1)	—
Eric Aguiar, M.D.	50,000	(2)	—
Gregory H. Bailey, M.D.	420,200	(3)	107,500
Albert Cha, M.D., Ph.D.	50,000	(2)	—
John W. Childs	420,200	(3)	107,500
Julia Gregory	36,000	(4)	—

(1)
These option awards consist of (a) an option to purchase 250,000 common shares which is fully vested, (b) an option to purchase 175,000 common shares, of which 131,250 shares are vested and the remaining 43,750 shares will vest on October 23, 2018, (c) an option to purchase 50,000 common shares, of which 25,000 shares are vested and the remaining 25,000 shares will vest in two equal installments on December 15, 2018 and 2019 and (d) an option to purchase 30,000 common shares, of which 7,500 shares are vested and the remaining 22,500 shares will vest in three equal installments on April 6, 2018, 2019 and 2020.

(2)
These option awards consist of (a) an option to purchase 30,000 common shares, of which 15,000 shares are vested and the remaining 15,000 shares will vest in two equal installments on December 15, 2018 and 2019 and (b) an option to purchase 20,000 shares, of which 5,000 shares are vested and the remaining 15,000 shares will vest in three equal installments on April 6, 2018, 2019 and 2020.

(3)
These option awards consist of (a) an option to purchase 212,500 common shares which is fully vested, (b) an option to purchase 150,000 common shares, of which 112,500 shares are vested and the remaining 37,500 shares will vest on October 23, 2018, (c) an option to purchase 37,700 common shares, of which 18,850 shares are vested and the remaining 18,850 shares will vest in two equal installments on December 15, 2018 and 2019 and (d) an option to purchase 20,000 common shares, of which 5,000 shares are vested and the remaining 15,000 shares will vest in three equal installments on April 6, 2018, 2019 and 2020.

(4)
Consists of an option to purchase 36,000 common shares which will vest in three equal installments on August 2, 2018, 2019 and 2020.

(5)
We issued a warrant to each of Mr. Childs and Dr. Bailey to purchase 107,500 of our common shares at an exercise price of $9.2911 per share in exchange for their guaranties relating to a past credit agreement.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table shows information regarding our equity compensation plans as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)(1)
Equity compensation plans approved by security holders	6,151,643	$9.97	1,138,903
Equity compensation plans not approved by security holders	—	—	—

Total	6,151,643		1,138,903

(1)
Pursuant to the terms of the Company's 2017 Plan, an additional 1,437,228 shares were added to the number of available shares effective January 1, 2018.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy became effective on May 3, 2017. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

        The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

CERTAIN RELATED PARTY TRANSACTIONS

        Except as described below, there have been no transactions since January 1, 2017 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Executive Compensation" and "Director Compensation."

Participation in our IPO

        In our IPO in May 2017, certain of our directors, officers, 5% shareholders and their affiliates purchased an aggregate of 1,066,550 of our common shares. Each of those purchases was made through the underwriters at the IPO price. The following table sets forth the aggregate number of common shares that these 5% shareholders and their affiliates purchased in our IPO:

Purchaser	Number of Common Shares Purchased
Entities affiliated with Vivo Capital VIII, LLC(1)	470,000
Entities affiliated with John W Childs(2)	415,000
James Engelhart	2,500
Charles Conway	4,000
Robert Berman	50
Greg Bailey	175,000

(1)
Consists of 412,973 shares held by Vivo Capital Fund VIII, L.P. ("VCF") and 57,027 shares held by Vivo Capital Surplus Fund VIII, L.P., ("VCSF"). Vivo Capital VIII, LLC is the general partner of both VCF and VCSF.

(2)
Consists of 415,000 shares held by the John W. Childs 2013 Revocable Trust.

Participation in March 2018 Private Placement

        On March 14, 2018, we completed a private placement of an aggregate of 2,000,000 of our common shares at a purchase price of $27.50 per share. Certain entities affiliated with our directors purchased an aggregate of 109,091 common shares. The following table sets forth the aggregate number of common shares that these entities affiliated with our directors purchased:

Purchaser	Number of Common Shares Purchased
Entities affiliated with Vivo Capital VIII, LLC(1)	72,727
Aisling Capital IV LP	36,364

(1)
Consists of 63,903 shares purchased by VCF and 8,824 shares purchased by VCSF. Vivo Capital VIII, LLC is the general partner of both VCF and VCSF.

Relationship with Yale University

        In 2013, we entered into a license agreement with, and issued common shares to, Yale University, pursuant to which Yale became a holder of more than 5% of our outstanding voting securities. During the years ended December 31, 2017, 2016 and 2015, we made payments to Yale of $38,000, $4,000 and $84,000, respectively, under the Yale license agreement. Yale ceased to be a holder of more than 5% of our outstanding shares as of December 31, 2014.

        Dr. Coric, our Chief Executive Officer, previously served as an associate clinical professor of psychiatry at Yale. While previously employed by Yale, Dr. Coric was a co-inventor of some of the patents that we license from Yale. Under Yale's policies, as a co-inventor Dr. Coric is entitled to receive a share of any royalties that we pay to Yale under the agreement with respect to the covered intellectual property and any proceeds from Yale's sale of the common shares we issued to Yale in connection with the license agreement. During 2017, Yale sold the common shares and, pursuant to Yale's policies, Dr. Coric received a payment from Yale of $0.6 million.

Loan Guaranty Warrants

        In connection with our credit agreement with Wells Fargo entered into in August 2016, Wells Fargo required that we obtain a personal guaranty of our loan obligations from one of our directors, Mr. Childs. Another one of our directors, Dr. Bailey, provided a further guaranty related to the credit agreement. In exchange for their guaranties, in January 2017, we issued a warrant to each director to purchase 107,500 common shares at an exercise price of $9.2911 per share. At the time of our entering into the credit agreement, Mr. Childs was also the beneficial owner of more than 5% of our outstanding common shares.

Sales of Series A Preferred Shares

        In October 2016 and February 2017, we sold an aggregate of 8,610,391 of our Series A preferred shares at a price of $9.2911 per share for an aggregate purchase price of $80.0 million, 2,113,313 shares of which were sold to directors, executive officers and entities affiliated with our directors. The table below summarizes these sales.

Purchaser	Series A Preferred Shares Purchased	Aggregate Purchase Price
John W. Childs 2013 Revocable Trust	1,035,938	$9,625,004
Gregory H. Bailey, M.D.	1,076,299	10,000,002
James Engelhart	1,076	9,997

Total	2,113,313	$19,635,003

Loren Aguiar, M.D.

        Loren Aguiar, M.D., who is the spouse of Eric Aguiar, M.D., a member of our Board, is an employee of the company and holds the title of Vice President Research and Development. Dr. Aguiar became an employee in July 2017. Her annual base salary is $320,320. Dr. Aguiar has received the following option grants:

Date of Grant	Number of Common Shares Underlying Options	Exercise Price per Share	Vesting Schedule
August 4, 2017	40,000	$25.51	The underlying shares vest in four equal installments on July 5, 2018, 2019, 2020 and 2021, subject to her continuous service with the company at each vesting date.
September 5, 2017	5,000	$37.54	The underlying shares vest in four equal installments on September 5, 2018, 2019, 2020 and 2021, subject to her continuous service with the company at each vesting date.
December 7, 2017	30,436	$20.79	The underlying shares vest in four equal installments on December 7, 2018, 2019, 2020 and 2021, subject to her continuous service with the company at each vesting date.

        The transactions with Dr. Loren Aguiar are not subject to our Related Person Transaction Policy, as they are solely related to compensation for services as an employee of the company.

Investor Rights Agreement

        In connection with our Series A preferred share financing described above, we entered into an investor rights agreement with the holders of preferred shares, including each of the persons and entities listed in the table above, as well as certain of our officers, directors and holders of 5% of our shares, pursuant to which we have granted rights to register the resale of their shares. The provisions of this agreement other than those relating to registration rights terminated upon the completion of our IPO in May 2017. A summary of these registration rights is as follows:

Demand Registration Rights

        At any time beginning October 28, 2021, the holders of at least 50% of the registrable securities then outstanding have the right to demand that we file a registration statement on Form S-1 with respect to at least 40% of the registrable securities then outstanding, or a less percent if the anticipated offering price, net of selling expenses, would exceed $10.0 million. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to effect the registration as soon as practicable, but in any event no later than 60 days after the receipt of such request. Because the investor rights agreement terminates in May 2020, the third anniversary of our IPO, no common shares will be entitled to these demand registration rights.

Piggyback Registration Rights

        If we propose to register any of our securities under the Securities Act either for our own account or for the account of other shareholders, the holders of registrable securities will each be entitled to notice of the registration and will be entitled to include their common shares in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. Approximately 9.1 million common shares are entitled to these piggyback registration rights.

Registration on Form S-3

        At any time after we become eligible to file a registration statement on Form S-3, the holders of at least 10% of the registrable securities then outstanding will each be entitled, upon any such holders' written request, to have such shares registered by us on a Form S-3 registration statement at our expense. These Form S-3 registration rights are subject to other specified conditions and limitations, including the condition that the anticipated aggregate offering price, net of selling expenses, exceeds $5.0 million. Upon receipt of this request, the holders of all registrable securities then outstanding will each be entitled to participate in this registration, and we will be required to effect the registration within 45 days after the receipt of such request from the initiating holders. Approximately 3.5 million common shares are entitled to these S-3 registration rights.

Expenses of Registration

        We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

        The registration rights granted under the investors' rights agreement will terminate upon the earlier of the third anniversary of the closing of our IPO, the closing of a deemed liquidation event as defined in our memorandum and article of association or at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such holders of registrable securities' shares without limitation during a three-month period without registration.

Indemnification Agreements

        Our amended and restated memorandum and articles of association contain provisions limiting the liability of directors and providing that we will indemnify each of our directors to the fullest extent permitted under the BVI Companies Act. Our amended and restated memorandum and articles of association also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the board.

        In addition, we have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our governing documents and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors' and officers' liability insurance.

 HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are our shareholders will be "householding" the Company's proxy materials. A single set of annual meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 234 Church Street, New Haven, CT 06510. Shareholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: April 5, 2018

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 234 Church Street, New Haven, CT 06510.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD 234 CHURCH STREET, SUITE 304 NEW HAVEN, CT 06510 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/30/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors for a Term Expiring at 2021 Annual Meeting of Shareholders: Nominees For 0 0 0 For 0 Against 0 0 0 Against 0 Abstain 0 0 0 Abstain 0 1A Dr. Eric I. Aguiar 1B Dr. Albert Cha 1C Ms. Julia P. Gregory The Board of Directors recommends you vote FOR the following proposal: 2Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2018. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting 0 Yes 0 No 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000371794_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com Biohaven Pharmaceutical Holding Company Ltd. Annual Meeting of Shareholders May 1, 2018 10:00 AM ADT at The Faimont Hotel Southampton, 101 South Shore Road, Southampton, Bermuda This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Vlad Coric, M.D. and James Engelhart, and their designees and each or any of them as proxies, with full power of substitution, to represent and to vote as designated on the reverse side of this ballot, all of the common shares of Biohaven Pharmaceutical Holding Company Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, ADT on May 1, 2018, at The Fairmont Hotel Southampton located at 101 South Shore Road, Southampton, Bermuda, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000371794_2 R1.0.1.17